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                                             EXHIBIT 5.2

            [LETTERHEAD OF O'MELVENY & MYERS LLP]



                           September
                           25th
                           1 9 9 6





(213) 669-6000
                                                   330,955-50




Great Western Financial Corporation
9200 Oakdale Avenue
Chatsworth, California  91311

          Re:  Great Western Employee Savings Incentive Plan

Ladies and Gentlemen:

          In connection with the preparation of the Form S-8 to be submitted by Great Western Financial Corporation (the "Company") to the Securities and Exchange Commission with respect to the Great Western Employee Savings Incentive Plan, as amended and restated effective January 1, 1997 (the "Plan"), you have requested our opinion as to whether the provisions of the written documents constituting the Plan comply with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

          The Internal Revenue Service has determined that the Plan, prior to the restatement effective January 1, 1997, constitutes a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the "Code") and satisfies the requirements of the Tax Reform Act of 1986. The Company's most recent determination letter is dated
November 10, 1995 and is available on request.

          We have been advised by you that the Plan will be submitted to the Internal Revenue Service in a timely fashion so that any amendments required by the Internal
Revenue Service may be made within the applicable remedial amendment period.

          Based on the foregoing, and our examination of the Plan and accompanying Trust, it is our opinion that, the form of the Plan satisfies the essential substantive requirements of ERISA and the Code. Our opinion and any determination letter issued by the Internal Revenue Service covers only the form of the Plan and leaves open the question of whether in operation the Plan is qualified.

          We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 for the Plan.

                              Respectfully submitted,

                              /s/ O'Melveny & Myers LLP

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